                                                                 Exhibit 4.4

                                EMCOR Group, Inc.
                       Third Amendment to Credit Agreement

Harris Trust and Savings Bank Chicago, Illinois and the other Lenders from time to time party to the Credit Agreement referred to below

Gentlemen:

      We refer to the Credit Agreement dated as of June 19, 1996 as amended and currently in effect between EMCOR Group, Inc., DYN Specialty Contracting, Inc., Drake & Scull Engineering Ltd. and you (the "Credit Agreement"), capitalized terms used without definition below to have the meanings ascribed to them in the Credit Agreement. Upon your acceptance hereof in the space provided for that purpose below, this letter shall serve to amend the Credit Agreement as follows:

      1.    Addition of CoreStates Bank, N.A. as a Lender.

      Subject to all of the terms and conditions hereof, CoreStates Bank, N.A. shall be and become a Lender under the Credit Agreement with a Commitment (which shall be an Activated Commitment) in the amount set forth opposite its signature hereto and with an address for notices as set forth on the signature pages hereto. CoreStates Bank, N.A. shall have all of the rights and obligations of a Lender under the Credit Agreement and the other Loan Documents and makes all of the acknowledgments and undertakings to the Agent as are set forth in Section 10 of the Credit Agreement. CoreStates Bank, N.A. shall be entitled to receive its Percentage of all commitment fees accruing under Section 3.1 of the Credit Agreement from and after the date this Third Amendment to Credit Agreement becomes effective and of all Letter of Credit fees payable under the first sentence of Section 3.3 of the Credit Agreement from and after the date this Third Amendment to Credit Agreement becomes effective. After giving effect to CoreStates Bank, N.A. becoming a "Lender" under the Credit Agreement and other Loan Documents (i) $22,500,000 of the Tranche D Activation shall be deemed to have occurred and (ii) the Activated Commitments and Percentages of the Lenders and the total Commitment of Harris Trust and Savings Bank shall be as set forth on the signature pages hereof.

      2.    Addition of Comstock Canada, Ltd. as a Borrower.

      Subject to all of the terms and conditions hereof and of the Credit Agreement, Comstock Canada, Ltd., a Canadian corporation ("Comstock Canada"), shall be and become a Borrower under the Credit Agreement with a Sublimit of $5,000,000 and subject to such Sublimit Comstock Canada shall have all of the rights and obligations of a "Borrower" under the Credit Agreement all with the same force and effect as though it were a signatory as a Borrower thereto.

      3.    Increase in the Sublimit of Drake & Scull.

      Subject to all of the terms and conditions hereof, the Sublimit of Drake & Scull shall be increased to the U.S. Dollar Equivalent of (pound)15,000,000.

      4.    Borrowings in Alternative Currencies.

      The provisions of Section 3 of the December 24, 1996 Second Amendment to Credit Agreement suspending the provisions of the Credit Agreement permitting Borrowings in Alternative Currencies shall be of no further force and effect and, accordingly, from and after the date this Third Amendment to Credit Agreement becomes effective Borrowings may be made in Alternative Currencies subject to all of the terms and conditions of the Credit Agreement and to the following additional provisions hereof but unless and until all Lenders otherwise agree, the only Alternative Currency shall be pounds sterling. All Borrowings in an Alternative Currency and all interest thereon shall be payable in the Alternative Currency in question. The provisions hereinafter set forth shall supercede any inconsistent provisions contained in the Credit Agreement.

            (a)   Manner of Borrowing in Alternative Currencies.

            The Company shall give notice to the Agent by no later than 10:00 a.m. (Chicago time) at least three Business Days before the date on which the Company requests the Lenders to advance a Borrowing in an Alternative Currency (such notices to be irrevocable) and to specify the initial Interest Period (as hereinafter defined) selected therefore and the Agent shall promptly notify each Lender of its receipt of each such notice. If any Lender reasonably determines that the currency requested is unavailable to it in the amount and for the term requested it shall so notify the Agent within two hours of its receipt of the aforesaid notice and the Agent shall promptly notify the Company and each other Lender of its receipt of such notice and the request of the Company for the Borrowing in the Alternative Currency in question shall be deemed withdrawn. No later than 10:00 a.m. (Chicago time) at least three Business Days before the lapse of each Interest Period selected by the Company for a Borrowing in an Alternative Currency, the Company shall notify the Agent of the new Interest Period selected for such Borrowing (such notices, once given to be irrevocable) and the Agent shall promptly notify the Lenders thereof. If the Agent has not received a timely notice from the Company of the selection of a new Interest Period as hereinabove provided or if any Lender notifies the Agent within two hours of its receipt of notice from the Agent of the selection by the Company of a new Interest Period for a Borrowing in an Alternative Currency that it has reasonably determined that the currency in question is not readily available to it in the amount and for the term requested, then in any such event the Borrowing in the Alternative Currency in question shall be due and payable on the last day of the then applicable Interest Period therefor.

            (b)   Prepayments of Borrowings in Alternative Currencies.

            Borrowings in Alternative Currencies may only be voluntarily prepaid on the last day of the applicable Interest Period and then only if the Company has not previously given the Agent a notice of its election of a new Interest Period therefor. Mandatory pre-payments shall be first applied to Borrowings in U.S. Dollars until payment in full thereof and then to the Borrowings in Alternative Currencies in the order in which their Interest Periods expire, but if any such mandatory prepayment of a Borrowing in an Alternative Currency would require the Company or the applicable Borrower to make a payment to the Lenders on account thereof pursuant to the provisions of Section 2(d) hereof, then in lieu thereof and provided always that no Default or Event of Default has occurred and is continuing the Company may request the Agent to hold the amount of the prepayment in question until the applicable Interest Period expires. Cash so held by the Agent shall be and constitute collateral security for the Obligations and may, at the request of the Company and provided that no Default or Event of Default has occurred and is continuing, be invested in investments of the type described in clauses (a) through (c) of Section
      7.12 of the Credit Agreement (all such investments to be and constitute collateral security for the Obligations) held by the Agent. The interest earned thereon, absent a Default or Event of Default, shall be released from time to time to the applicable Borrower.

            (c)   Interest on Borrowings in an Alternative Currency.

            Each Borrowing in an Alternative Currency shall bear interest for each Interest Period applicable thereto at the Applicable Index Rate computed for such Interest Period plus the Applicable Margin. The Applicable Index Rate shall be the rate determined by adding the rate of 2.5% per annum to Adjusted LIBOR for such Interest Period and for the currency in question, such interest to be due and payable on the last day of the Interest Period applicable thereto and at maturity (whether by acceleration or otherwise) and if the applicable Interest Period is longer than three months then on each day occurring every three months after the commencement of such Interest Period:

      "Adjusted LIBOR" means, for any Interest Period, a rate per annum determined in accordance with the following formula:

            Adjusted LIBOR =               LIBOR
            ------------------------------------
            1 - Eurocurrency Reserve Percentage

      "LIBOR" means, for an Interest Period, (a) the LIBOR Index Rate for such Interest Period, if such rate is available, and (b) if the LIBOR Index Rate cannot be determined, the average rate of interest per annum (rounded upwards, if necessary, to the nearest one hundred-thousandth of a percentage point) at which deposits in the relevant Alternative Currency in immediately available funds are offered to the Agent at 11:00 a.m. (London, England time) two (2) Business Days before the beginning of such Interest Period by major banks in the interbank eurocurrency market for delivery on the first day of and for a period equal to such Interest Period in an amount equal or comparable to the principal amount of the Borrowing in an Alternative Currency scheduled to be made by the Agent.

      "LIBOR Index Rate" means, for any Interest Period, the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in the Alternative Currency for a period equal to such Interest Period, which appears on the Telerate Page 3750 for such currency, as of 11:00 a.m. (London, England time) on the day two (2) Business Days before the commencement of such Interest Period.

      "Telerate Page "3750" means the display designated as "Page 3750", on the Telerate Service (or such other page as may replace Page 3750 on that service or such other service as may be nominated by the British Bankers' Association as the information vendor for the purpose of displaying British Bankers' Association Interest Settlement Rates for pounds sterling.

      "Eurocurrency Reserve Percentage" means, for any Borrowing in an Alternative Currency, the daily average for the applicable Interest Period of the maximum rate, expressed as a decimal, at which reserves (including, without limitation, any supplemental, marginal and emergency reserves) are imposed during such Interest Period by the Board of Governors of the Federal Reserve System (or any successor) on "eurocurrency liabilities", as defined in such Board's Regulation D (or in respect of any other category of liabilities that includes deposits by reference to which the interest rate on Loans in an Alternative Currency is determined or any category of extensions of credit or other assets that include loans by non-United States offices of any Lender to United States residents), subject to any amendments of such reserve requirement by such Board or its successor, taking into account any transitional adjustments thereto. For purposes of this definition, the Loans in an Alternative Currency shall be deemed to be "eurocurrency liabilities" as defined in Regulation D without benefit or credit for any prorations, exemptions or offsets under Regulation D.

      The term "Interest Period" means the period commencing on the date a Borrowing in an Alternative Currency is advanced or continued through a new Interest Period and ending 1, 2, 3, or 6 months thereafter; provided, however, that:

            (i)   an Interest Period may not extend beyond the Termination Date;

            (ii) whenever the last day of any Interest Period would otherwise be a day that is not a Business Day, the last day of such Interest Period shall be extended to the next succeeding Business Day, provided that, if such extension would cause the last day of an Interest Period to occur in the following calendar month, the last day of such Interest Period shall be the immediately preceding Business Day; and

            (iii) for purposes of determining an Interest Period, a month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month; provided, however, that if there is no numerically corresponding day in the month in which such an Interest Period is to end or if such an Interest Period begins on the last Business Day of a calendar month, then such Interest Period shall end on the last Business Day of the calendar month in which such Interest Period is to end.

      If any payment of principal on any Loan in an Alternative Currency is not made when due (whether by acceleration or otherwise), such Loan shall bear interest (computed on the basis of 360 days and actual days elapsed) from the date such payment was due until paid in full, payable on demand, at a rate per annum equal to the sum of two percent (2%) plus the rate of interest in effect thereon at the time of such default until the end of the Interest Period applicable thereto and thereafter at a rate per annum equal to the sum of the Applicable Margin, plus a rate of four and one half percent (4.5%) plus the rate of interest per annum as determined by the Agent (rounded upwards, if necessary, to the nearest whole multiple of one-sixteenth of one percent (1/16%)) at which overnight or weekend deposits of the appropriate currency (or, if such amount due remains unpaid more than three Business Days, then for such other period of time not longer than six months as the Agent may elect in its absolute discretion) for delivery in immediately available and freely transferable funds would be offered by the Agent to major banks in the interbank market upon request of such major banks of the applicable period as determined above and in an amount comparable to the unpaid principal amount of any such Loan (or, if the Agent is not placing deposits in such currency in the interbank market, then the Agent's cost of funds in such currency for such period).

                  (d) Funding Indemnity. If any Lender shall incur any loss, cost or expense (including, without limitation, any loss of profit, and any loss, cost or expense incurred by reason of the liquidation or re-employment of deposits or other funds acquired by such Lender to fund or maintain any Loan in an Alternative Currency or the relending or reinvesting of such deposits or amounts paid or prepaid to such Lender) as a result of:

            (i) any payment or prepayment of a Loan in an Alternative Currency on a date other than the last day of its Interest Period for any reason,

            (ii) any failure (because of a failure to meet the conditions of Borrowing or otherwise) by a Borrower to borrow or continue a Loan in an Alternative Currency, or on the date specified in a notice given pursuant this Agreement,

            (iii) any failure by a Borrower to make any payment of principal on any Loan in an Alternative Currency when due (whether by acceleration or otherwise), or

            (iv) any acceleration of the maturity of a Loan in an Alternative Currency as a result of the occurrence of any Event of Default hereunder, then, upon the demand of such Lender, the applicable Borrower shall pay to such Lender such amount as will reimburse such Lender for such loss, cost or expense. If any Lender makes such a claim for compensation, it shall provide to the Company, with a copy to the Agent, a certificate executed by an officer of such Lender setting forth the amount of such loss, cost or expense in reasonable detail (including an explanation of the basis for and the computation of such loss, cost or expense) and the amounts shown on such certificate shall be deemed prima facie correct.

                  (e) Change of Law. Notwithstanding any other provisions of this Agreement or any Note, if at any time any change in applicable law or regulation or in the interpretation thereof makes it unlawful for any Lender to make or continue to maintain Loans in an Alternative Currency or to perform its obligations as contemplated hereby, such Lender shall promptly give notice thereof to the Borrower and such Lender's obligations to make or maintain Loans in an Alternative Currency under this Agreement shall terminate until it is no longer unlawful for such Bank to make or maintain such Loans. The applicable Lender shall prepay on demand the outstanding principal amount of any such affected Loans, together with all interest accrued thereon and all other amounts then due and payable to such Lender under this Agreement; provided, however, subject to all of the terms and conditions of this Agreement, the applicable Borrower may then elect to borrow the principal amount of the affected Loans from such Lender by means of Loans in U.S. Dollars from such Lender, which Loans shall not be made ratably by the Lenders but only from such affected Lender.

                  (f) Unavailability. If prior to the commencement of any Interest Period for any Borrowing of Loans in an Alternative Currency:

                        (a) the Agent determines that deposits in the applicable
            Alternative Currency (in the applicable amounts) are not being offered to it in the eurocurrency interbank market for such Interest Period, or that by reason of circumstances affecting the interbank eurocurrency market adequate and reasonable means do not exist for ascertaining the applicable LIBOR, or

                        (b) The Required Lenders notify the Agent that (i) LIBOR
            as determined by the Agent will not adequately and fairly reflect the cost to such Lender of funding their Loans in an Alternative Currency for such Interest Period or (ii) that the making or funding of Loans in the relevant currency has become impracticable, in either case as a result of an event occurring after the date hereof which in the opinion of such Lender materially affects such Loans, then and in any such event the Agent shall not less than two days prior to the commencement of such Interest Period, give notice thereof to the Company and the Lender, whereupon until the Agent notifies the Company that the circumstances giving rise to such suspension no longer exist, the obligations of the Lenders to make Loans in the currency so affected shall be suspended.

                  (g) Increased Cost and Reduced Return. If, on or after the date hereof, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its lending office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

            (i) shall subject any Lender (or its applicable lending office) to any tax, duty or other charge with respect to its Loans in an Alternative Currency, its Notes, its Letter(s) of Credit, or its participation in any thereof, or its obligation to make Loans, issue a Letter of Credit, or to participate therein, or shall change the basis of taxation of payments to any Lender (or its applicable lending office) of the principal of or interest on its Loans in an Alternative Currency, Letter(s) of Credit, or participations therein or any other amounts due under this Agreement in respect of its Loans in an Alternative Currency, Letter(s) of Credit, or participations therein or its obligation to make Eurocurrency Loans, issue a Letter of Credit, or acquire participations therein (except for changes in the rate of tax on the overall net income of such Lender or its lending office imposed by the jurisdiction in which such Lender's principal executive office or applicable lending office is located); or

            (ii) shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any such requirement included in an applicable Eurocurrency Reserve Percentage) against assets of, deposits with or for the account of, or credit extended by, any Lender (or its applicable lending office) or shall impose on any Lender (or its lending office) or on the interbank market any other condition affecting its Loans, its Notes, its Letter(s) of Credit, or its participation in any thereof, any of its obligation to make Loans, to issue a Letter of Credit, or to participate therein;

and the result of any of the foregoing is to increase the cost to such Lender (or its lending office) of making or maintaining any Loan in the currency requested or issuing or maintaining a Letter of Credit, or participating therein, or to reduce the amount of any sum received or receivable by such Lender (or its applicable lending office) under this Agreement or under its Notes with respect thereto, by an amount deemed by such Lender, in its reasonable judgement, to be material, then, within fifteen (15) days after demand by such Lender (with a copy to the Agent), the Company shall be obligated to pay to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction

      Each Lender that determines to seek compensation under this clause (g) shall notify the Company and the Agent of the circumstances that entitle the Lender to such compensation pursuant to this clause (g) and will designate a different lending office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender. A certificate of any Lender claiming compensation under this clause (g) and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution methods.

      5.    Definitions.

            (a) The definition of the term "Lenders" appearing in Section 9.1 of the Credit Agreement shall be amended and as so amended shall be restated in its entirety to read as follows:

            ""Lenders" shall mean Harris Trust and Savings Bank, CoreStates Bank, N.A., LaSalle National Bank, Bank of Scotland and all other lenders becoming parties hereto."

            (b)   The following  additional  definition shall be added to
     Section 9.1 of the Credit Agreement:

            ""Comstock   Canada"   shall  mean   Comstock   Canada,   Ltd.,  a
            Canadian corporation."

      6.    Conditions Precedent to Effectiveness.

      This Third Amendment to Credit Agreement shall become effective upon satisfaction of each of the following conditions precedent:

            (a) The Agent shall have received counterparts hereof which, taken together, bear the signatures of the Borrowers and the Lenders;

            (b) the Agent shall have received for CoreStates Bank, N.A. a Revolving Credit Note of each Borrower properly signed and completed;

            (c) CoreStates Bank, N.A. shall have received such non-refundable fees as may have been agreed to between it and the Borrowers;

            (d) the Agent shall have paid to CoreStates Bank, N.A. its Percentage of all Letter of Credit fees payable under the first sentence of Section 3.3 of the Credit Agreement for the period from the date this Third Amendment to Credit Agreement becomes effective through the date through which such fees have been paid;

            (e) The  Agent  shall  have  received  a  Revolving  Credit  Note of
      Comstock Canada for each Lender (each such Revolving Credit Note to constitute a "Revolving Credit Note" and a "Note" for all purposes of the Loans Documents);

            (f) The Agent shall have received Resolutions of the Board of Directors of Comstock Canada authorizing its becoming a Borrower party to the Credit Agreement, the execution and delivery by it of Revolving Credit Notes and its becoming liable in respect of loans and letters of credit as a "Borrower" under the Credit Agreement; and

            (g) The Agent shall have received an acknowledgement from each of the Guarantors that Comstock Canada shall be treated as a "Borrower" for purpose of its Guaranty.

      Upon satisfaction of the foregoing conditions precedent to effectiveness the Agent shall so notify the Company and the Lenders and there shall then be such nonratable borrowings and repayments of Revolving Loans under the Credit Agreement as shall be necessary so that after giving effect thereto the percentages of the Activated Commitments in use (including usage through participation in Letter of Credit liabilities and the amount of Revolving Loans owing each Lender) are identical. The Borrowers hereby authorize and direct the Agent to effect the foregoing nonratable borrowings and repayments by calling for borrowings from CoreStates Bank, N.A. on their behalf and applying them to the repayment of Revolving Loans owing the other Lenders.

      7.    Miscellaneous.

      Except as specifically amended hereby all of the terms, conditions and provisions of the Credit Agreement shall stand and remain unchanged and in full force and effect. No reference to this Third Amendment to Credit Agreement need be made in any instrument or document at any time referring to the Credit Agreement, a reference to the Credit Agreement in any of such to be deemed to be a reference to the Credit Agreement as amended hereby. This Third Amendment to Credit Agreement shall be construed in accordance with and governed by the laws of Illinois and may be executed in counterparts and by separate parties on separate counterparts, each to constitute an original but all one and the same instrument.

Dated as of this 28th day of February 1997.

                                              EMCOR GROUP, INC.


                                              By  Frank T. MacInnis
                                                  -----------------
                                                  Its  President and Chief
                                                       Executive Officer

                                              DYN SPECIALTY CONTRACTING INC.


                                              By  Frank T. MacInnis
                                                  -----------------
                                                  Its  Executive Vice President

                                              DRAKE & SCULL ENGINEERING LTD.


                                              By  Frank T. MacInnis
                                                  -----------------
                                                  Its  Director

                                              COMSTOCK CANADA, LTD.


                                              By  Frank T. MacInnis
                                                  -----------------
                                                  Its  Director


Accepted and agreed as of the date last above written.

Commitment (both active and
inactive):  $63,250,000                      HARRIS TRUST AND SAVINGS BANK
Activated Commitment:  $35,750,000
Percentage:  49.310345%
                                             By  /s/ Wes W. Frangul
                                                 ------------------
                                                 Its  Vice President

Activated Commitment:  $15,000,000           CORESTATES BANK, N.A.
Percentage:  20.689655%

                                             By  /s/ Michael J. Labrum
                                                 ---------------------
                                                 Its  Vice President

                                                 1339 Chestnut Street
                                                 Philadelphia, PA  19101-7618
                                                 Attention:  Michael J. Labrum

Activated Commitment:  $11,750,000           BANK OF SCOTLAND
Percentage:  16.206897%
                                             By  /s/ Catherine M. Oniffrey
                                                 -------------------------
                                                 Its  Vice President

Activated Commitment:  $10,000,000           LASALLE NATIONAL BANK
Percentage:  13.793103%
                                             By  /s/ Robert W. Frentzel
                                                 ----------------------
                                                 Its  First Vice President